Exhibit 10(a)

Termination Agreement
between
ProGas Limited
and
North Jersey Energy Associates, A Limited Partnership

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Agreement") is made this 9th day of August, 2002 (the "Effective Date") by and between PROGAS LIMITED, a Canada corporation ("ProGas"), and NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a New Jersey limited partnership ("NJEA") (each a "Party", and collectively the "Parties").

WITNESSETH:

WHEREAS, ProGas and NJEA are parties to a Gas Purchase Contract (the "Contract") dated May 12, 1988, as amended April 17, 1989, June 23, 1989, November 1, 1991 and July 30, 1993 pursuant to which ProGas sells natural gas to NJEA for consumption at NJEA's 300 MW natural gas-fired electrical and steam generation facility located in the Borough of Sayreville, New Jersey (the "Facility");

WHEREAS, the Parties desire to terminate the Contract prior to the expiration of the term thereof pursuant to the terms and conditions set forth herein;
WHEREAS, the Parties agree that NJEA will pay to ProGas a Termination Payment (as hereinafter defined) in consideration for ProGas' agreement to terminate the Contract, on a date selected by NJEA;

WHEREAS, pursuant to an agreement (the "Firm Service Agreement") with TCPL (as hereinafter defined), ProGas has obtained firm gas transportation service from TCPL for the natural gas to be supplied to NJEA under the Contract, and will incur costs in connection with such gas transportation arrangements in the event that the Contract is terminated;

WHEREAS, pursuant to the ProGas/TransCanada NJ Assignment Agreement dated as of July 30, 1993, by and between ProGas and TCPL (the "Assignment Agreement"), ProGas collaterally assigned to TCPL certain payments due to ProGas from NJEA under the Contract as security for payment of amounts due to TCPL under the Firm Service Agreement;

WHEREAS, pursuant to the North Jersey Notice and Consent dated as of July 30, 1993, by and among ProGas, TCPL and NJEA, NJEA consented to such collateral assignment and other terms and conditions under the Assignment Agreement;

WHEREAS, pursuant to Section 6.3 of the Assignment Agreement, ProGas may not terminate the Contract without the prior written consent of TCPL;

WHEREAS, pursuant to the Bond Indentures (as hereinafter defined), NJEA is prohibited from amending, modifying or terminating the Contract unless certain requirements described therein have been satisfied;

WHEREAS, the Parties have agreed to a certain calculation methodology for determining the amount of the Termination Payment, which will be based on certain prevailing market conditions on the Termination Payment Calculation Date (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS; TERM; APPENDICES

In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below. Capitalized terms used in Appendices A, B, C or D and not otherwise defined herein shall have the meanings set forth in or contemplated by the TCPL Tariff.

1.1 Defined Terms.

"Actual TCPL Rate" means the actual all-in rate for firm transportation service on the TCPL pipeline system from Empress, Alberta to Niagara Falls, Ontario as set forth in the TCPL Tariff, converted to U.S. Dollars per million BTUs ("MMBtu") using the Spot Exchange Rate (as of the Termination Payment Calculation Date), expressed in U.S. Dollars per MMBtu, assuming Full Monthly Delivery under the Contract, and calculated in the same manner as the Current TCPL Rate, but calculated with values in effect under the TCPL Tariff (whether final or interim) as of the Termination Payment Calculation Date.

"Affected Producers" means the producers who have entered into long-term gas purchase agreements with ProGas and who are entitled to cast ballots approving or disapproving the pricing under the Replacement Resale Arrangement.

"Annual After Tax Discount Rate" means the agreed-upon proxy for ProGas' after tax discount rate, equal to 6.98% and used for the calculation of the NYMEX Reference Price and NYMEX Final Price.
"Approvals" has the meaning set forth in Section 13(f).
"Assignment Agreement" has the meaning set forth in the Recitals.

"Bond Indentures" means, collectively, the Trust Indenture dated as of November 15, 1994 among ESI Tractebel Funding Corp. (as successor to IEC Funding Corp.), as Issuer, NJEA, Northeast Energy Associates, A Limited Partnership and State Street Bank and Trust Company, as Trustee, as amended to date, and the Indenture dated as of February 19, 1998 by and among ESI Tractebel Acquisition Corp., as Issuer, Northeast Energy, L.P. and State Street Bank and Trust, as Trustee and Collateral Agent, as amended to date, pursuant to which senior notes and subordinated bonds, respectively, were issued to finance, in part, the Facility, together with any successor loan and security documents resulting from a refinancing, defeasance or exchange of such senior notes or subordinated bonds.

"Broker Quotes" means the written Mid-Market price quotations for calendar year NYMEX Henry Hub Gas Prices obtained from OTC Brokers.
"Business Day" means Monday through Friday, excluding any day on which banks in either Calgary, Alberta (Canada) or New York, New York (U.S.A.) are closed for business.
"Calculation Period" means the period from January 1, 2002 through December 31, 2013.
"Claims" has the meaning set forth in Section 4.1.
"Closing Date" has the meaning set forth in Section 3.1.
"Commodity Component" has the meaning set forth in Section 3.2.
"Contract Termination Date" has the meaning set forth in Section 2.1.
"Corporate Approvals" has the meaning set forth in Section 2.6(d).

"Current TCPL Rate" means US$ 0.9669/MMBtu, as calculated and shown on Appendix B and representing the current all-in TCPL rate for firm transportation service on the TCPL pipeline system from Empress, Alberta to Niagara Falls, Ontario as set forth in the TCPL Tariff as of the Effective Date, converted to U.S. Dollars per MMBtus using the Spot Exchange Rate, as of the Effective Date, expressed in U.S. Dollars per MMBtus, and calculated assuming Full Monthly Delivery under the Contract.

"Effective Date" has the meaning set forth in the Preamble hereto.
"Eligible Broker Quotes" has the meaning set forth in Section 3.4(a)(ii).
"Estimated Commodity Component" means twelve million and seven hundred thousand US dollars (U.S.$12,700,000).
"Estimated Termination Payment" means the sum of the Estimated Commodity Component and the Estimated TCPL Transportation Component.
"Estimated TCPL Transportation Component" means eleven million and three hundred thousand US dollars (U.S.$11,300,000).
"Facility" has the meaning set forth in the first Recital.
"Firm Service Agreement" has the meaning set forth in the Recitals.
"Full Monthly Delivery" means that 22,354 MCF (or the heat content equivalent thereof as appropriate) of gas are delivered and purchased under the Contract on each day of the delivery month.
"Gas True-Up Payment" has the meaning set forth in Section 3.5(a)(ii).
"Indenture Compliance Arrangement" has the meaning set forth in Section 2.4.

"Mid-Market" means the average of the "bid" and "offer" prices for natural gas. If bid and offer pricing is not simultaneously available, then for the purposes of this Agreement, the Mid-Market shall mean the "settlement" price published or quoted by NYMEX on the day that such pricing was sought, or the price most reasonably equivalent thereto.

"National Energy Board" means the National Energy Board, a Canadian governmental agency established by the National Energy Board Act, Chapter N-7 of the Consolidated Statutes of Canada, or any successor board, agency or governmental authority.

"NYMEX" means the New York Mercantile Exchange, Inc.

"NYMEX Final Price" means the arithmetic average of the NYMEX Henry Hub Gas Prices for each calendar year in the Calculation Period calculated as of the Termination Payment Calculation Date in the same manner used to determine the NYMEX Reference Price. An example of this calculation is shown on Appendix A.

"NYMEX Henry Hub Gas Prices" means the gas futures contract price for natural gas delivered at Henry Hub in U.S. Dollars per MMBtu, for each year from 2002 up to and including the year 2013 as determined in accordance with Section 3.4.

"NYMEX Price Differential" means the NYMEX Final Price minus the NYMEX Reference Price. An example of this calculation is shown on Appendix A.
"NYMEX Reference Price" means the arithmetic average of the NYMEX Henry Hub Gas Prices for each calendar year in the Calculation Period calculated as of the Effective Date and shown on Appendix A.

"OTC Brokers" means the brokers listed on Appendix E and any other brokers agreed to in writing by the Parties for the purpose of providing Broker Quotes; provided, that any broker that is currently a counterparty to ProGas or NJEA or who is in negotiations with ProGas or NJEA to become a counterparty to ProGas or NJEA respectively under any contract or other business arrangement or who for any other reason may not be a disinterested party for purposes of providing fair, arms-length, unbiased quotations under this Agreement shall not be an OTC Broker.

"Producer Approval" means a Finding of Producer Support (as defined in the Alberta Natural Gas Marketing Act) issued by the Alberta Petroleum Marketing Commission pursuant to the Alberta Natural Gas Marketing Act which evidences the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement.

"ProGas Election Notice" has the meaning set forth in Section 3.1(b).

"Published Values" means for any month (i) with respect to historical periods, the closing price for natural gas quoted on the New York Mercantile Exchange in respect of that month for the final day of trading in which that month was the prompt month or (ii) for all other months or periods, the price for natural gas published by NYMEX in respect of that month or period on its website (www.nymex.com/futures/innf.txt) in the table titled "NYMEX Futures Contract Listing" under the column "Today's Settle" on the day in which the value is sought, or if such website, table or column, as the case may be is discontinued or no longer available, the correlative information available on such website or on or through any successor or substantially equivalent information repository agreed to by the Parties.

"Replacement Resale Arrangement" means the resale arrangement or arrangements entered into or to be entered into by ProGas to resell gas volumes that would otherwise have been sold or made available to NJEA under the Contract absent the termination of the Contract pursuant to this Agreement.

"Required Ballots" has the meaning set forth in Section 2.3(b).
"Spot Exchange Rate" means the official rate of exchange for spot currency conversion of U.S. Dollars to Canadian Dollars, as promulgated by the Bank of Canada.
"TCPL" means TransCanada PipeLines Limited, a Canada corporation and its successors and assigns.

"TCPL Consent" means the final and irrevocable consent of TCPL to the termination of the Contract required under the Assignment Agreement and obtained by ProGas pursuant to the terms hereof on terms and conditions reasonably acceptable to each of ProGas and NJEA.

"TCPL Rate Percent Differential" means one hundred percent times (1) the Actual TCPL Rate minus the Current TCPL Rate divided by (2) the Current TCPL Rate. An example of this calculation is shown on Appendix B.

"TCPL Tariff" means TCPL's Transportation Tariff in respect of the TCPL Mainline as currently is in force and in effect and as filed with the National Energy Board and includes the Firm Service Agreement.

"TCPL Transportation Component" has the meaning set forth in Section 3.2.
"Termination Election Date" has the meaning set forth in Section 3.1.

"Termination Payment" means the amount to be paid by NJEA to ProGas in consideration for the termination of the Contract on the Contract Termination Date, as determined as set forth in Section 3.2, consisting of the sum of the Commodity Component and the TCPL Transportation Component, the spreadsheet showing the final calculations of which shall be attached hereto as Appendix D.

"Termination Payment Calculation Date" has the meaning set forth in Section 3.1.

"Valuation Option Period" means the thirty (30) calendar-day period beginning fifteen (15) calendar days prior to and including the Termination Election Date and ending fifteen calendar days from the Termination Election Date. For example, if the Termination Election Date is December 16, 2002, the Valuation Option Period would begin December 1, 2002 and end December 30, 2002.

"Visible Market" means for any NYMEX Henry Hub Gas Price during any year, the Published Values or the Broker Quotes meeting the criteria set forth in Section 3.4(a)(ii).
1.2 Calculational Appendices.

(a) Appendices A through C to this Agreement set forth specific numerical values used to calculate various components of the Estimated Termination Payment and sample numerical values used to calculate a sample Termination Payment, which sample values shall be replaced with actual values (as of the Termination Payment Calculation Date) in order to calculate the actual Termination Payment, which shall be set forth on Appendix D. The Parties acknowledge and agree that the mathematical operations (addition, subtraction, multiplication and division) performed on the numerical values contained or to be contained in Appendices A through D in order to calculate the Termination Payment are embedded as functions in the Excel Spreadsheet.

(b) It is the intent of the Parties that the provisions of Articles 1 through 18 of this Agreement shall be construed consistently with Appendices A through D and sample calculations contained therein, and that together such provisions and appendices shall embody the agreement of the Parties with respect to the calculation of the Termination Payment.

2. TERMINATION; CONTRACT TERMINATION DATE; CONDITIONS PRECEDENT.

2.1 Termination of Contract. Subject to the terms and conditions set forth below and provided that the Contract Termination Date occurs on or prior to March 31, 2003, the Parties agree to terminate the Contract, which shall have no further force and effect as of 9:59 a.m. (Eastern time) on the day following the Contract Termination Date, and agree to execute and deliver on the Closing Date to each other a written acknowledgement of such termination; provided, however, the obligation of either Party to pay the Gas True-Up Payment or of NJEA to pay for natural gas delivered for the period up to 9:59 a.m. on the day following the Contract Termination Date shall survive the termination of the Contract. Subject to Section 2.2, the Contract Termination Date shall be the later of (i) December 31, 2002 and (ii) the Closing Date.

2.2 Termination of Agreement. This Agreement shall be effective as of the Effective Date. If the Contract Termination Date does not occur on or prior to March 31, 2003 (or such later date as extended by mutual written agreement of the Parties) (the "Expiration Date"), this Agreement shall terminate effective 12:01 a.m. Eastern time on April 1, 2003 and the Contract shall continue unamended and unaffected by virtue of this Agreement provided, however, such termination shall not release either Party from any Claims by the other Party that it did not use commercially reasonable efforts in connection with its obligations under Sections 2.3 or 2.4 as applicable.

2.3 ProGas Covenants Pending Closing.
(a) Beginning on the Effective Date, ProGas shall use commercially reasonable efforts to obtain, at its sole cost and expense, as promptly as practicable:
(i) the TCPL Consent and
(ii) the Producer Approval.

(b) ProGas shall promptly and with due diligence following the Effective Date solicit in writing the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement, and shall, following receipt of the requisite number of ballots from such Affected Producers (the "Required Ballots"), petition the Alberta Petroleum Marketing Commission to issue, on a expedited basis, a Finding of Producer Support (as defined in the Natural Gas Marketing Act). ProGas shall provide NJEA with periodic status reports as to its undertaking with respect to the TCPL Consent, the Required Ballots, and the Producer Approval, and shall provide NJEA with written notice within three (3) Business Days of receipt of each of the TCPL Consent and the Producer Approval.

(c) If ProGas has not obtained the Producer Approval within thirty (30) days of the Effective Date, it shall so notify NJEA in writing of such fact, together with its best estimate of whether, and if applicable the date by which, it expects Producer Approval to be obtained, and NJEA shall have the right to terminate this Agreement within ten (10) days of such notice by delivering a notice of termination of this Agreement to ProGas; provided however, if ProGas has obtained the Required Ballots within thirty (30) days of the Effective Date and such Required Ballots are sufficient in ProGas' reasonable judgment to require the Alberta Petroleum Marketing Commission to issue a Finding of Producer Support, then ProGas shall have the right, but not the obligation, to irrevocably waive the condition precedent set forth in Section 2.5(d) by delivering to NJEA written notice of such waiver, in which case NJEA shall not have the right to terminate the Agreement pursuant to this Section 2.3(c). For the avoidance of doubt, if ProGas waives the condition precedent set forth in Section 2.5(d) in accordance with this section, and subsequent thereto, the Alberta Petroleum Marketing Commission fails to issue, refuses to issue or rescinds the issuance of a Finding of Producer Support, ProGas shall not be relieved from its obligation to consummate the transactions contemplated herein and shall bear all risk and costs associated therewith.

(d) If NJEA terminates this Agreement by delivery of a termination notice in accordance with Section 2.3(c), this Agreement shall terminate as of the date of such notice and be of no further force and effect. In the event of such termination, the Contract shall continue in full force and effect; provided, however, such termination shall not release either Party from any Claims by the other Party that it did not use commercially reasonable efforts in connection with its obligations under Sections 2.3 or 2.4 as applicable.

(e) ProGas covenants and agrees that once any of the TCPL Consent, the Required Ballots or the Producer Approval is obtained, ProGas shall not take or consent to the taking of any action to rescind, cancel or abrogate the effectiveness or finality of the TCPL Consent, the Required Ballots or the Producer Approval.

2.4 NJEA Covenants Pending Closing.

(a) Beginning on the Effective Date, NJEA shall use commercially reasonable efforts and due diligence to obtain, at its sole cost and expense, as promptly as practicable, (a) the Corporate Approvals and (b) at least one of the following (as the case may be, an "Indenture Compliance Arrangement") (1) alternative gas supply arrangements on terms and conditions reasonably acceptable to it that will permit the termination of the Contract in accordance with the requirements of the Bond Indentures, (2) a restructuring of its power purchase agreement with Jersey Central Power & Light Company on terms and conditions reasonably acceptable to NJEA that will allow for the termination of the Contract in accordance with the requirements of the Bond Indentures, (3) a refinancing on terms and conditions reasonably acceptable to it that will release NJEA from the covenants under the Bond Indentures so that termination of the Contract is not a breach or violation under the Bond Indentures, or (4) other arrangements reasonably acceptable to it that will permit the termination of the Contract in accordance with the requirements of the Bond Indentures. ProGas acknowledges and agrees that NJEA shall have the right to elect, in its sole and absolute discretion, which Indenture Compliance Arrangement NJEA shall endeavor to obtain in accordance with this section. NJEA shall provide ProGas with periodic status reports as to its undertaking with respect thereto, and shall provide ProGas with written notice within three (3) Business Days of finalization of the terms of an Indenture Compliance Arrangement.

(b) NJEA covenants and agrees that once an Indenture Compliance Arrangement or the Corporate Approvals have been obtained in accordance with Section 2.4(a), NJEA shall not take any action to rescind, cancel or abrogate the effectiveness or finality of the Indenture Compliance Arrangement or the Corporate Approvals; provided, however, it is understood and agreed that the finality of any Indenture Compliance Arrangement shall be contingent upon receipt of the Corporate Approvals.

2.5 Conditions Precedent to Obligations of ProGas. ProGas' obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which ProGas may waive):

(a) Representations and Warranties. All of the representations and warranties of NJEA in Section 14 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of ProGas), and NJEA shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. NJEA shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of ProGas hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the termination of the Contract on the Contract Termination Date.

(c) TCPL Consent. The TCPL Consent shall have been obtained and remain in full force and effect.
(d) Producer Approval. ProGas shall have obtained the Producer Approval.

(e) Payment of Estimated Termination Payment. NJEA shall have paid to ProGas the Estimated Termination Payment and, if the Closing Date occurs after December 31, 2002, the amount set forth in Section 3.5(a)(ii).

(f) Release. NJEA shall have executed and delivered to ProGas the release contemplated in Section 4.1.
(g) Termination Acknowledgement. NJEA shall have executed and delivered to ProGas the termination acknowledgement contemplated in Section 2.1.

2.6 Conditions Precedent to Obligations of NJEA. NJEA's obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which NJEA may waive):

(a) Representations and Warranties. All of the representations and warranties of ProGas in Section 13 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of NJEA), and ProGas shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. ProGas shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of NJEA hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the termination of the Contract on the Contract Termination Date.

(c) TCPL Consent. The TCPL Consent shall have been obtained.

(d) NJEA Corporate Approvals. All partnership and corporate approvals of (i) NJEA and its general partner and limited partners, (ii) FPL Group, Inc., FPL Energy LLC and/or FPL Group Capital Inc. (as the case may be) and (iii) Tractebel Power Inc., Tractebel North America Inc., Tractebel Electricity and Gas International S.A., and Tractebel S.A. (as the case may be) that are required for the consummation of the transactions contemplated herein or hereby, including without limitation, the termination of the Contract, the payment of the Termination Payment and the consummation of an Indenture Compliance Arrangement, shall have been obtained (collectively, the "Corporate Approvals").

(e) Producer Approval. The Producer Approval shall have been obtained (except to the extent waived by ProGas pursuant to Section 2.3(c)).
(f) Indenture Compliance Arrangement. An Indenture Compliance Arrangement shall have been obtained in accordance with Section 2.4 and remain in full force and effect.
(g) Release. ProGas shall have executed and delivered to NJEA the release contemplated in Section 4.2.
(h) Termination Acknowledgement. ProGas shall have executed and delivered to NJEA the termination acknowledgement contemplated in Section 2.1.
3. TERMINATION ELECTION DATE; CALCULATION OF TERMINATION PAYMENT; TERMINATION PAYMENT DATE.
3.1 Termination Election Date, Closing Date, and Termination Payment Calculation Date.

(a) At any time following receipt of the TCPL Consent and the Producer Approval described in Section 2.3 and following NJEA's obtaining an Indenture Compliance Arrangement and the Corporate Approvals as described in Section 2.4 and prior to the date that is five (5) Business Days prior to March 31, 2003 (as such date may be extended by written agreement of the Parties), NJEA shall deliver to ProGas a written notice in accordance with Section 5 containing (i) the date of such notice (the "Termination Election Date") and (ii) NJEA's elected date for the payment to ProGas of the Estimated Termination Payment, which date (the "Closing Date") shall be at least two (2) Business Days but no more than fifteen (15) calendar days following the Termination Election Date, except in circumstances where the Termination Election Date falls on or after March 17, 2003 in which event the Closing Date shall be at least two (2) Business Days following the Termination Election Date but no later than March 31, 2003. NJEA shall pay to ProGas the Estimated Termination Payment on the Closing Date in accordance with Section 3.5.

(b) On or before the fifth Business Day following the last day of the Valuation Option Period, or such other date as agreed to by the Parties, ProGas will provide NJEA with notice (the "ProGas Election Notice") setting forth (i) the date as of which ProGas desires to calculate the Termination Payment, which date may be any Business Day falling within the Valuation Option Period (the "Termination Payment Calculation Date") and (ii) the amount of the Termination Payment calculated as provided in this Agreement.

(c) The Parties acknowledge and agree that the Closing Date may occur prior to the Contract Termination Date, and in such case, nothing in this Agreement shall relieve or excuse ProGas or NJEA from the performance of their respective obligations under the Contract through 9:59 a.m. (Eastern time) on the day following the Contract Termination Date or excuse NJEA from its obligation to pay for gas delivered through such time.

3.2 Calculation of Termination Payment. The Termination Payment shall equal the sum of the Commodity Component and the TCPL Transportation Component. The "Commodity Component" means an amount equal to (1) the Estimated Commodity Component plus (2) the product of -US$2,000,000 times the NYMEX Price Differential. The "TCPL Transportation Component" means an amount equal to (1) the Estimated TCPL Transportation Component plus (2) the product of -US$300,000 times the TCPL Rate Percent Differential. An example of this calculation is shown on Appendix C. Notwithstanding the foregoing, the Termination Payment shall be at least twenty-two million U.S. dollars (US$22,000,000) but shall in no event exceed twenty-eight million U.S. dollars (US$28,000,000).

3.3 Determination of Actual TCPL Rate. As of the Termination Payment Calculation Date, ProGas will determine whether the rates payable by ProGas under the Firm Service Agreement have changed such that the Actual TCPL Rate is different from the Current TCPL Rate, with the understanding that only changes in the rates approved by the Canadian Regulatory Authorities (as such term is defined in the Contract) and in effect (whether as final or interim rates) on the Termination Payment Calculation Date will be considered in making such determination. If there have been no changes in the rates, the TCPL Rate Percent Differential shall equal zero for purposes of calculating the TCPL Transportation Component. If the rates have changed, then the Actual TCPL Rate will be calculated in the same manner as the Current TCPL Rate, and the TCPL Rate Percent Differential determined. An example calculation is shown on Appendix B.

3.4 Determination of NYMEX Henry Hub Gas Prices. The calendar year NYMEX Henry Hub Gas Prices used to calculate the NYMEX Reference Price as of the Effective Date have been determined and are set forth in Appendix A. The NYMEX Henry Hub Gas Prices used to determine the NYMEX Final Price shall be determined as follows as of the Termination Payment Calculation Date:

(a) Use of Visible Market.

(i) For each calendar year in the Calculation Period for which Published Values for each month of such calendar year exist, the NYMEX Henry Hub Gas Price in respect of that calendar year shall be the arithmetic average of the Published Values for that calendar year ;

(ii) For each calendar year in the Calculation Period for which Published Values are not available for each month of such calendar year, the Parties shall negotiate in good faith to agree upon stipulated values for the NYMEX Henry Hub Gas Price for such calendar year. If the Parties cannot so agree within five (5) Business Days, then ProGas shall obtain, as promptly as commercially practicable and to the extent reasonably available, at least two Broker Quotes for each NYMEX Henry Hub Gas Price for those years during the Calculation Period for which Published Values are not available for each month of the calendar year and shall provide to NJEA copies of all data, quotes and other information provided by the OTC Brokers in connection with such Broker Quotes. All Broker Quotes obtained pursuant to this section shall be averaged, and Broker Quotes for any given NYMEX Henry Hub Gas Price for any given year that are no greater than 105%, and no less than 95%, of the average of the Broker Quotes obtained for such NYMEX Henry Hub Gas Price for such year or partial year shall be "Eligible Broker Quotes" and all other Broker Quotes shall be disregarded for the purposes of this section. The arithmetic average of the Eligible Broker Quotes obtained for each NYMEX Henry Hub Gas Price for each year shall be the NYMEX Henry Hub Gas Price for such year for purposes of calculating the NYMEX Final Price.

(b) Absence of a Visible Market for Certain NYMEX Henry Hub Gas Prices. If neither Published Values nor Eligible Broker Quotes are available to determine the NYMEX Henry Hub Gas Price for any calendar year in the Calculation Period, ProGas shall calculate the arithmetic average percentage change in the Visible Market for each of the NYMEX Henry Hub Gas Prices for all of the years during the Calculation Period for which Visible Market values for NYMEX Henry Hub Gas Prices are available (the "Deviation Percentage"). The Deviation Percentage shall be computed as (1) one hundred percent (100%) times (2) the simple sum of the Visible Market values for NYMEX Henry Hub Gas Prices for each NYMEX Henry Hub Gas Price for each year divided by (3) the simple sum of the analogous NYMEX Henry Hub Gas Prices for the correlative years used to calculate the NYMEX Reference Price. If the Deviation Percentage is:

(i) less than or equal to 2%, then the NYMEX Henry Hub Gas Prices for which there is no Visible Market for purposes of calculating the NYMEX Final Price will be the correlative NYMEX Henry Hub Gas Price used to calculate the NYMEX Reference Price as set forth in Appendix A.

(ii) greater than 2%, then (A) the Parties will select by mutual agreement a third-party consultant who has commercial expertise in gas price forecasting, long-term gas forward contract pricing and valuation, or other relevant expertise, and (B) such third-party consultant shall, as promptly as practicable but within (15) Business Days of being engaged (or such longer period of time as agreed to by the Parties), provide calendar year NYMEX Henry Hub Gas Prices which, absent manifest error, will be used for the calculation of the NYMEX Final Price for which neither Published Values nor Eligible Broker Quotes are available. The Parties will equally share the cost of engaging the third-party consultant. If the Parties cannot agree upon the selection of the third-party consultant within five (5) Business Days from the date on which the Deviation Percentage is calculated, then each Party shall select a third-party consultant and those two consultants shall select a third consultant. All three consultants shall independently provide calendar year NYMEX Henry Hub Gas Prices. The third consultant's calendar year NYMEX Henry Hub Gas Prices shall be used in the calculation of the NYMEX Final Price, provided that each of such third consultant's prices for any calendar year shall not be lower than the lower of the first two consultants' prices for such year nor higher than the higher of the first two consultants' prices for such year.

3.5 Payment of Termination Payment; True-Up Following the Closing Date.
(a) Estimated Termination Payment and Payment for Gas Deliveries.

(i) On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.5 or Section 2.6 hereof (as applicable), NJEA shall pay to ProGas the Estimated Termination Payment in immediately available funds, payable by wire transfer to ProGas as follows:

Pay Through:	Bank of America N.T. and S. A. ABA 026009593 Account Number 6550826336
For transfer to:	Toronto Dominion Bank, Transit 80609 FCT ProGas USA, Inc.
Favor:	806090805 7316591 ProGas U.S.A., Inc. BP Center 16th Floor 240 4th Avenue S.W. Calgary, Alberta

or to such other banking institution designated in writing by ProGas at least two Business Days prior to the Closing Date. Such funds shall be timely wired so as to be received and confirmed on or before the close of business on the Closing Date of the receiving banking institution designated by ProGas in accordance with the previous sentence.

(ii) If the Closing Date occurs after December 31, 2002, NJEA shall pay ProGas on the Closing Date, in addition to the Estimated Termination Payment, and in the manner set forth in Section 3.5(a)(i), for all gas that will have been delivered, but not yet paid for, up to 9:59 am Eastern Time on the day following the Contract Termination Date. ProGas will, at least one Business Day before the Closing Date, prepare and deliver to NJEA a final billing statement setting forth the amounts owing for such gas deliveries (which shall be calculated using NJEA's monthly nomination applicable to the month during which the Contract Termination Date is to occur); such amount will include all Commodity Charges and the full Monthly Demand Charge for each month in which deliveries were made. For clarity, the Monthly Demand Charge under the Contract will not be pro-rated for partial months. Within five (5) Business Days following the Closing Date, the Parties shall determine whether the amount paid by NJEA on the Closing Date in respect of gas deliveries through 9:59 a.m. Eastern time on the day following the Contract Termination Date, as set forth in the final billing statement referenced above, was less than or greater than the amount due under the Contract. If such amount was in excess of the amount due under the Contract, ProGas shall pay NJEA the amount of such excess, and if such amount was less than the amount due under the Contract, NJEA shall pay ProGas the amount of such deficiency (in either case, the "Gas True-Up Payment") as set forth in Section 3.5(b).

(iii) If the Closing Date occurs on or prior to December 31st, 2002, billing and payment shall be made in accordance with the payment schedule set forth in the Contract.

(b) True-Up Following the Closing Date. Promptly following calculation of the Termination Payment as provided in Section 3.1(b), the Parties shall calculate the difference between the Termination Payment and the Estimated Termination Payment. If the Termination Payment exceeds the Estimated Termination Payment, NJEA shall pay such excess amount to ProGas within five (5) Business Days following the date that the ProGas Election Notice is received by NJEA in immediately available funds, payable by wire transfer to ProGas as follows:

Pay Through:	Bank of America N.T. and S. A. ABA 026009593 Account Number 6550826336
For transfer to:	Toronto Dominion Bank, Transit 80609 FCT ProGas USA, Inc.
Favor:	806090805 7316591 ProGas U.S.A., Inc. BP Center 16th Floor 240 4th Avenue S.W. Calgary, Alberta

or to such other banking institution designated in writing by ProGas at least two Business Days prior to such date. If the Estimated Termination Payment exceeds the Termination Payment, ProGas shall pay such excess amount to NJEA, together with the Gas True-Up Payment, if any, within five (5) Business Days following the date of the ProGas Election Notice immediately available funds, payable by wire transfer to the banking institution, ABA routing number, beneficiary and account number designated in writing by NJEA at least two Business Days prior to such date. Such funds shall be timely wired so as to be received and confirmed on or before the close of business on the date such funds are due to the receiving banking institution designated by NJEA or ProGas in accordance with the foregoing.

4. MUTUAL RELEASES.

4.1 On the Closing Date, NJEA shall execute and deliver to ProGas a release, effective as of 9:59 am Eastern Time on the day following the Contract Termination Date, on behalf of itself and any and all of its predecessors and successors in interest to the Contract and the mutual rights and obligations thereunder or contemplated therein, releasing and forever discharging ProGas and any and all of its present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns (a) from any and all claims, actions, complaints, causes of action, judgments, liabilities, obligations, damages, debts, demands or suits (collectively, "Claims"), at law or in equity, known or unknown, that NJEA ever had, now has or hereafter can, shall or may have against ProGas arising out of or in connection with the execution, performance or nonperformance of the Contract and (b) from any and all Claims based on tort theories, at law or in equity, known or unknown, that NJEA ever had, now has or hereafter can, shall or may have against ProGas arising out of or in connection with any business or activities of ProGas relating to the Contract.

4.2 On the Closing Date, ProGas shall execute and deliver to NJEA a release, effective as of 9:59 am Eastern Time on the day following the Contract Termination Date, on behalf of itself and any and all of its predecessors and successors in interest to the Contract and the mutual rights and obligations thereunder or contemplated therein, releasing and forever discharging NJEA and any and all of its present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns (a) from any and all Claims, at law or in equity, known or unknown, that ProGas ever had, now has or hereafter can, shall or may have against NJEA arising out of or in connection with the execution, performance or nonperformance of the Contract and (b) from any and all Claims based on tort theories, at law or in equity, known or unknown, that ProGas ever had, now has or hereafter can, shall or may have against NJEA arising out of or in connection with any business or activities of NJEA relating to the Contract.

4.3 Notwithstanding delivery of the releases given pursuant to Section 4.1 and 4.2, ProGas shall have the right to sell and deliver gas under the Contract through 9:59 a.m. (Eastern time) on the day following the Contract Termination Date, and NJEA shall be obligated to pay for such gas pursuant to the Contract, and Sections 4.1 and 4.2 shall not release the Parties from their respective obligations to deliver and pay for gas through 9:59 a.m. (Eastern Time) on the day following the Contract Termination Date.

5. NOTICES.

Any notice from one Party to the other shall be given in writing and shall be deemed to be given (1) as of the date transmitted by telecopier and received in full prior to the close of normal business hours of the recipient, (2) the day after the date sent by overnight courier or other means of next day personal delivery, or (3) the date of delivery by hand. For the purposes of this Section 5, such notices shall be mailed to the following respective addresses or the following respective telecopier numbers or to such others as may be hereafter designated by either Party:

If to NJEA:

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Nathan E. Hanson, Business Manager
Phone: 561-625-7421
Facsimile: 561-691-7309

If to ProGas:
ProGas Limited 1600, 240 4th Avenue S.W. Calgary, Alberta Canada T2P 2H8 Attention: Kevin Olsen, Vice President Marketing Telephone: (403) 233-1096 Facsimile: (403) 233-5655
6. INTEGRATION AND FURTHER ASSURANCES.

Provided the Closing Date occurs, this Agreement and any amendments hereto prior to the Expiration Date and all releases, acknowledgments, documents and agreements collateral hereto contain the entire agreement and understanding between the Parties, their agents, employees and affiliates as to the subject matter contained herein and therein and supersede all prior agreements and understandings relating to the subject matter hereof. At any time and from time to time, upon the reasonable request of a Party, the other Party shall promptly execute and deliver any and all further instruments and documents and take such further action as the requesting Party may request in order to fully perform and carry out the terms of this Agreement.

7. NON-WAIVER.

No failure by either Party or any of its agents to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and, in addition, no provision of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

8. ASSIGNMENT OR TRANSFER OF INTEREST.

This Agreement shall be binding upon and inure to the benefit of the respective heirs, administrators, representatives, executors, successors and permitted assigns of the Parties hereto; provided, however, that neither Party may assign, sell, transfer or in any other way convey its or his rights, duties or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

9. NO THIRD PARTY BENEFICIARIES.

The Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

10. EFFECT OF SECTION HEADINGS.
Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.
11. GOVERNING LAW.

This Agreement shall be interpreted, governed and construed under the laws of the Province of Alberta, Canada (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the Parties concerning the construction or enforcement of this Agreement that the Parties are unable to settle between themselves shall be submitted to a trial by judge. The Parties hereby waive any rights to a trial by jury. All proceedings shall be held in Alberta. The Parties hereby consent to jurisdiction in Alberta and agree that Alberta is a convenient venue for any proceedings between the Parties.

12. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

13. REPRESENTATIONS AND WARRANTIES OF PROGAS.
ProGas makes no representations and warranties except as expressly stated herein. ProGas represents and warrants to NJEA as of the date hereof as follows:

(a) ProGas is a corporation duly organized, validly existing and in good standing under the laws of Canada and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by ProGas of its obligations under this Agreement. ProGas has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by ProGas of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action of ProGas. This Agreement has been duly and validly executed and delivered by ProGas and constitutes its valid legal and binding obligation, enforceable against ProGas in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by ProGas, the fulfillment of and the compliance by ProGas with this Agreement, and the consummation by ProGas of the transactions described herein, do not and will not (i) violate or conflict with any provisions of ProGas' Articles of Incorporation, Bylaws, or any other governing documents, (ii) violate, conflict with or result in the breach or termination of any agreement or instrument to which ProGas is a party or is bound by and which could have an adverse effect on the consummation or performance or consummation and performance by ProGas of the transactions contemplated by this Agreement, provided that the TCPL Consent is obtained and remains in full force and effect, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds ProGas or any of its assets.

(c) (i) ProGas has good, valid and marketable title to the Contract and (ii) except pursuant to the Assignment Agreement, ProGas has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against ProGas or, to the best of ProGas' knowledge, threatened against or involving ProGas, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the termination of the Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of ProGas' knowledge, commenced any investigation relating to the legal right of ProGas to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the termination of the Contract.

(e) Prior to the date hereof, the Contract has not been amended other than as set forth in the Recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against ProGas. ProGas has complied in all material respect with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by ProGas.

(f) Except for the TCPL Consent and the Producer Approval, which ProGas will endeavor to obtain as provided in Section 2.3, ProGas has obtained all permits, licenses, approvals, consents and exemptions (collectively, "Approvals") required for ProGas to perform its obligations under this Agreement and to terminate the Contract, required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all parties entitled to appeal has been irrevocably waived, (ii) ProGas has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) ProGas is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

(g) No finder, broker or agent has been employed, appointed or authorized to act on ProGas' behalf in connection with the transactions contemplated by this Agreement.
14. REPRESENTATIONS AND WARRANTIES OF NJEA.
NJEA makes no representations and warranties except as expressly stated herein. NJEA represents and warrants to ProGas as of the date hereof as follows:

(a) NJEA is a limited partnership validly existing and in good standing under the laws of the State of New Jersey, and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by NJEA of its obligations under this Agreement. NJEA has all requisite limited partnership power and authority to execute and deliver this Agreement and, subject to receipt of the Corporate Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the performance by NJEA of its obligations under this Agreement have been duly and validly authorized by all necessary limited partnership action of NJEA. This Agreement has been duly and validly executed and delivered by NJEA and constitutes its valid and binding obligation, enforceable against NJEA in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by NJEA, the fulfillment of and the compliance by NJEA with the respective terms and provisions of this Agreement, and the consummation by NJEA of the transactions described herein do not and will not (i) violate or conflict with any provisions of NJEA's limited partnership agreement or other governing documents, (ii) provided that each of the TCPL Consent and an Indenture Compliance Arrangement is obtained and remains in full force and effect, violate, conflict with or result in the breach or termination of any agreement or instrument to which NJEA is a party or is bound by and which could have an adverse effect on the consummation or performance, or consummation and performance, by NJEA of the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds NJEA or any of its assets.

(c) (i) NJEA has good, valid and marketable title to the Contract and (ii) except as contemplated in the Contract, or the Bond Indentures, NJEA has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against NJEA or, to the best of NJEA's knowledge, threatened against or involving NJEA, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by NJEA of the transactions contemplated by this Agreement, including without limitation the termination of the Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of NJEA's knowledge, commenced any investigation relating to the legal right of NJEA to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by NJEA of the transactions contemplated by this Agreement, including without limitation the termination of the Contract.

(e) Prior to the date hereof the Contract has not been amended other than as set forth in the recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against NJEA. NJEA has complied in all material respects with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by NJEA.

(f) No finder, broker or agent has been employed, appointed or authorized to act on NJEA's behalf in connection with the transactions contemplated by this Agreement.

(g) Except for an Indenture Compliance Arrangement and the Corporate Approvals which NJEA will endeavor to obtain as provided in Section 2.4, NJEA has obtained all Approvals required for NJEA to perform its obligations under this Agreement and to terminate the Contract required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all Parties entitled to appeal has been irrevocably waived, (ii) NJEA has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) NJEA is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

15. COUNTERPART EXECUTION.

This Agreement may be executed in counterpart, no one copy of which need be executed by both NJEA and ProGas. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by NJEA and ProGas.

16. CONTRACT VALIDITY.

Neither Party shall initiate or assert in any regulatory, judicial, arbitral or administrative proceeding that (1) it has been damaged due to the termination of the Contract as of the Contract Termination Date or (2) it acted imprudently in its agreement to terminate the Contract.

17. INDEMNITY.

(a) Each Party shall be liable to and shall defend, indemnify and hold harmless the other Party and its and their respective directors, officers, members, partners, shareholders, employees, managers, agents, trustees, beneficiaries, representatives, lenders, affiliates, successors and permitted assigns (each an "Indemnified Person") for, from and against any and all claims, liabilities, obligations, actions, demands, judgments, losses, costs, expenses (including reasonable legal fees on a solicitor and own client basis incurred in connection therewith), suits, proceedings and damages (but expressly excluding consequential, indirect, exemplary, special, incidental, economic or punitive losses, damages or claims including, without limitation, losses of profit) asserted against or suffered or incurred by any Indemnified Person in connection with breach of this Agreement by the indemnifying Party; provided, however, that in the event any Claim results from the joint or concurrent negligence or willful misconduct of, or breaches of this Agreement by, both Parties, each Party shall be liable under this indemnification provision in proportion to its relative degree of fault.

(b) In the event that a Party is obligated to indemnify and hold harmless any Indemnified Person pursuant to this Section 17, the amount owing to the Indemnified Person shall be the amount of such Indemnified Person's actual, reasonable, documented out-of-pocket costs, net of any insurance or other recovery actually received by the Indemnified Person.

18. AMENDMENT.
This Agreement may be amended, modified or supplemented only by written agreement signed by both Parties.
IN WITNESS WHEREOF, the undersigned have consented and caused this Agreement to be executed as of the date first indicated above.

NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP

By:	Northeast Energy, LP Its General Partner
By:	ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	MICHAEL LEIGHTON

Michael Leighton Senior Vice President
PROGAS LIMITED
By:	R. M. KOWCH

R.M. Kowch Vice President, Gas Supply and Producer Relations
By:	KEVIN C. OLSEN

Kevin C. Olsen Vice President, Marketing

APPENDIX A CALCULATION OF NYMEX REFERENCE PRICE and EXAMPLE CALCULATIONS OF NYMEX FINAL PRICE and NYMEX PRICE DIFFERENTIAL

NYMEX Reference Price

Year	NYMEX ($US/mmBTU)		Annual After Tax Siscount Rate	PV of Price

			6.98%

2002	2.9600		1.000	2.960
2003	3.6260		1.000	3.626
2004	3.8090		0.935	3.560
2005	3.8420		0.874	3.357
2006	3.8510		0.817	3.145
2007	3.8710		0.763	2.955
2008	3.9060		0.714	2.788
2009	3.9460		0.667	2.632
2010	3.9910		0.624	2.489
2011	4.0410		0.583	2.355
2012	4.0960		0.545	2.232
2013	4.1560		0.509	2.117

			9.030	34.216

34.216	Divided By	9.030	Equals	$3.789

NYMEX Price Differential (example)

$3.774	Minus	$3.789	Equals	(0.0152)

NYMEX Final Price (Example)

Year	NYMEX ($US/mmBTU)		Annual After Tax Discount Rate	PV of Price

			6.98%

2002	2.9811		1.000	2.981
2003	3.5922		1.000	3.592
2004	3.7651		0.935	3.519
2005	3.8030		0.874	3.323
2006	3.8196		0.817	3.120
2007	3.8396		0.763	2.931
2008	3.9067		0.714	2.788
2009	3.8722		0.667	2.583
2010	3.9553		0.624	2.466
2011	3.9834		0.583	2.322
2012	4.0537		0.545	2.209
2013	4.4074		0.509	2.245

			9.030	34.080

34.080	Divided By	9.030	Equals	$3.774

Initialized as to correctness
for ProGas

for NJEA

APPENDIX B CALCULATION OF CURRENT TCPL RATE and EXAMPLE CALCULATIONS OF ACTUAL TCPL RATE and TCPL RATE PERCENT DIFFERENTIAL

Current TCPL Rate

Monthly Volume mmBTU	Fuel %	Demand $C/GJ/ Month	Demand (Pressure) $C/GJ/ Month	Demand $C/ Month	Commodity $C/GJ	Commodity $C/Month	Fuel Cost $C/GJ	Fuel $C/Month	Total Charge $C/Month	Spot Exchange Rate $C/$US	Total Charge $US/Month	Current TCPL Rate $US/mmBTU

679,934	1.0656	$33.2493	$0.09995	$794,392	0.04822	$34,937	$0.2886	$209,136	$1,038,465	1.5796	$657,423	$0.9669

Note: Fuel Cost based on the current TCPL fuel percentage and the average monthly price at Empress to be paid in 2003, as reasonably determined by the Parties

Actual TCPL Rate (Example)

Monthly Volume mmBTU	Fuel %	Demand $C/GJ/ Month	Demand (Pressure) $C/GJ/ Month	Demand $C/ Month	Commodity $C/GJ	Commodity $C/Month	Fuel Cost $C/GJ	Fuel $C/Month	Total Charge $C/Month	Spot Exchange Rate $C/$US	Total Charge $US/Month	Current TCPL Rate $US/mmBTU

679,934	1.0656	$31.25	$0.09995	$746,51	0.05000	$36,226.9	$0.3700	$268,079	$1,051,057	1.6000	$656,911	$0.9661

Note: Fuel Cost based on the current TCPL fuel percentage and the average monthly price at Empress to be paid in 2003, as reasonably determined by the Parties

TCPL Rate Percent Differential (Example)

$.966	Minus	$0.967	Equals	(0.001)

(0.001)	Divided By	$0.967	Times	100	Equals	(0.08)

Initialized as to correctness
for ProGas

for NJEA

APPENDIX C EXAMPLE CALCULATION OF TERMINIATION PAYMENT

Commodity Component (From Example on Appendix A)

(0.0152)	Times	$(2,000,000)
Plus	$12,700,000		Equals	$12,730,337

TCPL Transportation Component (From Example on Appendix B)

(0.08)	Times	$(300,000)
Plus	$11,300,000		Equals	$11,323,368

Termination Payment (Example)

$12,730,337	Plus	$11,323,368	Equals	$24,053,705

Initialized as to correctness
for ProGas

for NJEA

APPENDIX D ACTUAL CALCULATION OF TERMINATION PAYMENT (TO BE ATTACHED HERETO FOLLOWING THE CLOSING DATE)

APPENDIX E APPROVED OTC BROKERS

1. Mancapital LLC 2. Spectron Energy Inc. 3. Morgan Stanley 4. Bank of Montreal 5. Deutsche Bank 6. Bank of America 7. Edf Mann 8. APB Energy, Inc.